EXHIBIT 4.4
EXECUTION

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE MINT LEASING, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE TERMS OF THAT CERTAIN SECURITIES ISSUANCE AGREEMENT, OF EVEN DATE HEREWITH, BETWEEN THE MINT LEASING, INC. AND MNH MANAGEMENT LLC AND THE HOLDER OF THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT IS ENTITLED TO THE BENEFITS THEREOF.

Right to Purchase up to 16,140,000 Shares of Common Stock of
The Mint Leasing, Inc. (subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

Issue Date: As of November 19, 2013

THE MINT LEASING, INC., a corporation organized under the laws of the State of Nevada (“Mint Leasing”), hereby certifies that, for value received, RAVEN ASSET-BASED OPPORTUNITY FUND I L.P. or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, on November 19, 2020 (the "Expiration Date"), up to Sixteen Million One Hundred Forty Thousand (16,140,000) fully paid and nonassessable shares of Common Stock (as hereinafter defined), $0.001 par value per share, at the applicable Exercise Price per share (as defined below).  The number and character of such shares of Common Stock and the applicable Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term "Company" shall include Mint Leasing and any corporation which shall succeed, or assume the obligations of, Mint Leasing hereunder.

(b)           The term "Common Stock" includes (i) the Company's Common Stock, par value $0.001 per share; and (ii) any other securities into which or for which any of the securities described in the preceding clause (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c)           The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(d)           The term “Warrant Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.

(e)           The "Exercise Price" applicable under this Warrant shall be Five Cents ($0.05) per share, which Exercise Price shall be subject to adjustment as provided herein.

Capitalized terms used but not otherwise defined herein have the meanings given to them in the Amended and Restated Loan and Security Agreement, dated November 19, 2013, as the same hereafter may be amended (the “Loan Agreement”), between MNH Management LLC, as Lender, and the Company, The Mint Leasing, Inc., a Texas corporation and The Mint Leasing South, Inc., a Texas corporation, as joint and several borrowers.

1.      Exercise of Warrant.

1.1                 Number of Shares Issuable upon Exercise.  From and after the date hereof through and including the Expiration Date but not thereafter, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice"), shares of Common Stock of the Company, subject to adjustment pursuant to the terms hereof.

1.2                 “Current Fair Market Value” when used with respect to the Common Stock as of a specified date means, with respect to a share of Common Stock, the average of the closing prices of the Common Stock sold on all securities exchanges including the Nasdaq Capital Market, the Nasdaq Global Market, the American Stock Exchange or the New York Stock Exchange (each, a “Trading Market”) on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of regular trading such day, or, if on such day the Common Stock is not so listed, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market on the OTC Bulletin Board or the OTCQB; in each such case averaged over a period of five (5) Trading Days consisting of the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the four (4) consecutive Trading Days prior to such day.  If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the Current Fair Market Value of Common Stock shall be the price per share of Common Stock as of the most recent date on which Mint Leasing has sold shares of Common Stock or Common Stock Equivalents to one or more unaffiliated third parties in a bona fide financing round during the 365 days prior to the date of such determination.  If no such sales were made during the 365 days prior to the date of such determination, the Current Fair Market Value of Common Stock shall be the price per share which Mint Leasing could then obtain from a willing buyer on an arms’-length basis (not an affiliate, employee or director of Mint Leasing at the time of determination) for shares of Common Stock sold by Mint Leasing, from authorized but unissued shares, as determined by an independent appraiser mutually acceptable to, and unaffiliated with, Mint Leasing and Holder, whose appraisal costs shall be paid by Mint Leasing.

1.3                 “Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security or property rights convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

1.4                 “Trading Day” means a day on which the Trading Market on which the Common Stock may be listed, or the over-the counter market, as applicable, is open for general trading of securities.

1.5                 Company Acknowledgment.  The Company will, at the time of the exercise of the Warrant, upon the request of the Holder acknowledge in writing its continuing obligation to afford to such holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

1.6                 Trustee for Warrant Holders.  In the event that a bank or trust company shall have been appointed as trustee for the holders of the Warrant pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

2.      Procedure for Exercise.

2.1                 Delivery of Stock Certificates, Etc., on Exercise.  The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) Business Days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, rounded up to the next full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise. In the event that this Warrant is exercised in part, a replacement Warrant certificate shall be issued in the name of the Holder for the balance of the Warrant Shares purchasable hereunder.

2.2                 Exercise.  Payment may be made either (i) in cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of the Warrant, or shares of Common Stock and/or Common Stock receivable upon exercise of the Warrant in accordance with the formula set forth below in this Section 2.2, or (iii) by a combination of any of the foregoing methods, for the number of Common Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.  Notwithstanding any provisions herein to the contrary, if the Current Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X=Y	(A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =	the Current Fair Market Value of one share of the Company's Common Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

2.3                 Exercise Procedure.

(a)           As promptly as practicable, but in no event later than three (3) Business Days after an Exercise Notice is given, the Company shall issue and shall deliver to Holder the number of full shares of Common Stock issuable upon such exercise, rounded up to the nearest whole share. In lieu of delivering physical certificates for the shares of Common Stock issuable upon any such exercise, provided the Company's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, and provided that such shares of Common Stock are properly designated with restrictions on transfer, if any, upon request of Holder, the Company shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such shares of Common Stock issuable upon exercise to Holder (or its designee) by crediting the account of Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply).

(b)           If in any case the Company shall fail to issue and deliver the shares of Common Stock to Holder upon Holder’s exercise of this Warrant within three (3) Business Days after Holder gives the Exercise Notice, in addition to any other liabilities the Company may have hereunder and under applicable law, (A) the Company shall pay or reimburse Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by Holder as a result of such failure, (B) if as a result of such failure Holder shall suffer any damages or liabilities (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by Holder or Holder's securities broker) or borrowing of shares of Common Stock by Holder for purposes of settling any trade involving a sale of shares of Common Stock made by Holder, then the Company shall upon demand of Holder pay to Holder an amount equal to the damages and liabilities suffered by Holder by reason thereof which Holder documents to the reasonable satisfaction of the Company, and (C) Holder may by written notice given at any time prior to delivery to Holder of the shares of Common Stock issuable in connection with such exercise, rescind such exercise and the Exercise Notice relating thereto.

2.4                 Notices of Certain Company Actions. In case on or after the Issue Date of this Warrant:

(a)           the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(b)           the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants;

the Company shall give Holder, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined. Such notice shall not include any information which would be material non-public information for purposes of the Securities Exchange Act of 1934, as amended. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Company gives such notice to Holder or is required to give such notice to Holder, Holder shall be entitled to give an Exercise Notice which is contingent on the completion of such action.

2.5                 [RESERVED]

2.6                 4.99% and 9.99% Limitations.

(1)           Notwithstanding anything contained herein to the contrary, Holder shall not be entitled to purchase pursuant to the terms hereof a number of shares of Common Stock that would exceed the difference between 4.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by Holder (the “4.99% Limitation”).  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Holder may void the 4.99% Limitation upon 61 days prior notice to the Company.

(2)           In the event that Holder voids the 4.99% Limitation, Holder shall not be entitled to purchase pursuant to the terms hereof an amount that would be convertible into that number of shares of Common Stock that would exceed the difference between 9.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by Holder (the “9.99% Limitation”).  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Holder may void the 9.99% Limitation upon 61 days prior notice to the Company.

3.      Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1                 Reorganization, Consolidation, Merger, Etc.  In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided herein.

3.2                 Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, concurrently with any distributions made to holders of its Common Stock, shall at its expense deliver or cause to be delivered to the Holder the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant pursuant to Section 3.1, or, if the Holder shall so instruct the Company, to a bank or trust company specified by the Holder and having its principal office in New York, NY as trustee for the Holder of the Warrant (the “Trustee”).

3.3                 Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.  In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company's securities and property (including cash, where applicable) receivable by the Holders of the Warrant will be delivered to Holder or the Trustee as contemplated by Section 3.2.

4.      Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) issue additional shares of the Common Stock upon the conversion of shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), (c) subdivide its outstanding shares of Common Stock, or (d) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein.  The number of shares of Common Stock that the holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

5.      Issuances Below Exercise Price.  In case the Company shall hereafter issue shares of its Common Stock, or securities convertible into or exercisable for its Common Stock, other than any Excluded Securities (as hereinafter defined), without consideration or for a consideration per share or having a conversion or exercise price per share (such consideration, or such conversion or exercise price, as the case may be, referred to as the “Offering Price”) less than the Exercise Price, the Exercise Price shall be reduced immediately thereafter so that it shall equal  the Offering Price.  Such adjustment shall be made successively whenever such an issuance is made, and to the extent that such shares of Common Stock (or securities convertible into or exercisable for Common Stock), expire, are cancelled or are redeemed after their issuance, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of convertible securities been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exercisable for Common Stock) actually issued.  “Excluded Securities” shall mean securities (i) issued in a bona fide public offering pursuant to a firm commitment underwriting, (ii) issued in connection with an acquisition of a business or technology, including the financing thereof, that is approved by the Company’s Board of Directors, (iii) issued pursuant to a transaction with a vendor of the Borrower, including equipment lease providers, if such transaction is approved by the Company’s Board of Directors; (iv) issued upon exercise of the Company’s convertible securities that are outstanding as of the date hereof, which securities are described on Schedule 1 annexed hereto, provided that securities issued upon conversion of the Series B Preferred Stock shall not be Excluded Securities, or (v) granted to the Company’s officers, directors, consultants (in a manner consistent with past practice) and employees as approved by the Company’s Board of Directors under a plan or plans adopted by the Company’s Board of Directors that are in effect on the date hereof.

6.      Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant.  The Company will forthwith mail a copy of each such certificate to the holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 10 hereof).

7.      Reservation of Stock, Etc., Issuable on Exercise of Warrant.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.

8.      Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor") in whole or in part.  On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, the provision of a legal opinion from the Transferor's counsel (at the Company’s expense) that such transfer is exempt from the registration requirements of applicable securities laws, and with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

9.      Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.    Warrant Agent.  The Company may, by written notice to the each Holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 10, and replacing this Warrant pursuant to Section 11, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

11.    Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.    Notices, Etc.  All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

13.    Put Option.

(i)           The Company hereby grants to Holder an option (the “Put Option”) to sell all or any portion of the Warrant or the Warrant Shares for which the Warrant has been exercised (the “Put Interest”) to the Company for a total purchase price of One Million Six Hundred Fourteen Dollars ($1,614,000), pro-rated for any portion thereof, representing a purchase price of Ten Cents ($0.10) per Warrant Share, subject to adjustment as set forth herein (the “Put Price”).  The Put Option may be exercised at any time and, if for a portion thereof, from time to time, during the period (the “Put Period”) commencing on the earliest of (1) the date of prepayment in full of the Term Loan (as defined in the Loan Agreement); (2) the date of Lender’s (as defined in the Loan Agreement) acceleration of the Obligations (as defined in the Loan Agreement) following an Event of Default (as defined in the Loan Agreement) which is not cured within any applicable grace period under the Loan Documents (as defined in the Loan Agreement) (which acceleration right shall not be waived if not exercised following a prior Event of Default), or (3) November 19, 2015, and ending at 5:00 p.m., New York time, on  November 19, 2020 (the "Expiration Date"). If not exercised by the Expiration Date, the Put Option shall terminate and shall be of no further force or effect.  The Put Option shall be exercisable by Holder’s delivery of written notice to the Company (the “Put Notice”).  The Put Notice shall specify the date on which the closing of the purchase of the Put Interest shall take place (the “Put Closing Date”), which such date shall be no earlier than ten (10) days but no later than thirty (30) days from the date of the Put Notice.  On or before the Put Closing Date, Holder will deliver to the Company the Warrant and/or certificate(s) for Warrant Shares (if certificated) representing the Put Interest (duly endorsed for transfer by Holder) and the Company shall tender to Holder the Put Price in cash by wire transfer of immediately available funds to an account at a bank designated by Holder.  The Put Option is assignable by Holder at any time in whole or in part.

(ii)           The Company and Holder acknowledge and agree that the Company’s obligation to purchase the Put Interest from Holder pursuant to the Put Option is an Obligation secured by the Collateral and any related guarantees under the Loan Documents, and for so long as the Put Option is outstanding and, if exercised, the Put Price is not yet tendered, the Holder’s right to receive the Put Price shall be secured by the Collateral and any related guarantees under the Loan Documents.

(iii)           In the event of any adjustment of the per share “Exercise Price” hereunder, the Put Price per Warrant Share shall be adjusted as follows: the adjusted Put Price per Warrant Share shall be equal to the product of (1) the Put Price in effect immediately prior to the adjustment of the Exercise Price, multiplied by (2) a fraction, the numerator of which shall be the pre-adjustment Exercise Price, and the denominator of which shall be the post-adjustment Exercise Price. Such adjustment shall be made successively whenever an adjustment to the Exercise Price is made.

(iv)           Notwithstanding the foregoing, Holder shall have the right, but not the obligation, to accelerate the exercise of the Put Option upon a  Fundamental Transaction (as defined below), as follows: The Company shall send written notice of the proposed Fundamental Transaction (“Fundamental Transaction Notice”) no later than thirty (30) days prior to the date of the proposed consummation of the Fundamental Transaction, together with all relevant information relating thereto, in form sufficient to enable Holder to make an informed decision as to whether it should accelerate the Put Option.  Within fifteen (15) days of Holder’s receipt of the Fundamental Transaction Notice, Holder shall advise the Company whether the Holder has elected to accelerate the exercise of the Put Option.  Holder’s failure to timely notify the Company of Holder’s intention to accelerate the Put Option shall be deemed an intention to decline to accelerate the Put Option.

(v)           “Fundamental Transaction” means

(1)           Any consolidation or merger of the Company with or into another entity where the stockholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions; or

(2)           The occurrence of any transaction or event in connection with which all or substantially all the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or will, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting of securities prices, including the OTC Bulletin Board or OTCQB; or

(3)           The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Company representing 50% or  more of the combined voting power of the outstanding voting securities of the Company ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors.

14.      Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of New York without regard to principles of conflicts of laws.  Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York; provided, however, that the Holder may choose to waive this provision and bring an action outside the state of New York.  The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.  The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

THE MINT LEASING, INC., a Nevada corporation

By:	/s/ Jerry Parish
Name:	Jerry Parish
Title:	President

EXHIBIT A

FORM OF SUBSCRIPTION

(To Be Signed Only On Exercise Of Warrant)

TO:           THE MINT LEASING, INC.

Attention:                      Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________ shares of the Common Stock covered by such Warrant; or

the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

$__________ in lawful money of the United States; and/or

the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Current Fair Market Value of $_______ per share for purposes of this calculation); and/or the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ______________________________________________ whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT

(To Be Signed Only On Transfer Of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of the Mint Leasing, Inc. into which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of The Mint Leasing, Inc. with full power of substitution in the premises.

Transferees	Address	Percentage Transferred	Number Transferred

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

SIGNED IN THE PRESENCE OF:

(Name)
ACCEPTED AND AGREED:
[TRANSFEREE]

(Name)

B-1

SCHEDULE I

CONVERTIBLE SECURITIES

Options to purchase 2,000,000 shares of common stock at a price of $3.00 per share, which expire if unexercised on July 18, 2018

Warrants to purchase 300,000 shares of common stock at an exercise price of $0.50 per share, which expire if unexercised on July 17, 2014

2,000,000 Series B Convertible Preferred Stock shares issued and outstanding. The Series B Convertible Preferred Stock shares are convertible at the option of the holder with 61 days’ notice to the Company into 10 shares of common stock for each share of preferred stock issued and outstanding, which conversion rate may be increased by the Company’s sole Director from time to time as provided in the preferred stock designations

2